EXHIBIT 99.1

News Release

Ashland Board appoints Scott A. Tozier as new director

Tozier is strategic advisor to the CEO, and former executive vice president and chief financial officer of Albemarle Corporation

WILMINGTON, Del., April 15, 2024 – Effective today, Ashland Inc. (NYSE: ASH) has announced the appointment of Scott A. Tozier, strategic advisor to the CEO and former executive vice president and chief financial officer of Albemarle Corporation to its Board of Directors. Tozier will serve on the Board's Audit Committee and Environmental, Health, Safety and Quality Committee, each also effective April 15, 2024. Prior to Albemarle, Tozier held several leadership positions at Honeywell International, Inc. and served on the Board of Directors for Garrett Motion, Inc.

Tozier is an experienced global executive with strong industry leadership in financial management, mergers and acquisitions, sustainability, information technology, corporate procurement and logistics and shared services.

With the addition of Tozier, Ashland temporarily increases the size of the Board to 10 members until the next Annual Stockholders Meeting in January 2025.

“I am delighted to welcome Scott as a new director to the Ashland Board,” said Guillermo Novo, chair and chief executive officer, Ashland. “As we continue to sustainably shape and grow our portfolio through executing, globalizing, innovating and acquiring, I am confident Scott will provide key perspectives for our team.”

To learn more, visit investor.ashland.com

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 3,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com